# 1289042 v. 7 Goldman, Sachs Asset Management, L.P. 200 West Street New York, NY 10282 December 2, 2022 Athene Annuity and Life Company 7700 Mills Civic Parkway West Des Moines, IA 50266 Ladies and Gentlemen: This letter sets forth the agreement (the “Agreement”) between Athene Annuity and Life Company (“you” or the “Company”) and the undersigned (“we” or “Goldman, Sachs Asset Management, L.P.”, or “GSAM”) concerning certain administrative services to be provided by you, with respect to the Goldman Sachs Variable Insurance Trust (the “Trust”). 1. The Trust. The Trust is a Delaware statutory trust registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company. The Trust offers shares of one or more separate series, each representing an interest in a particular investment portfolio of securities and other assets (“Portfolios”), and serves as a funding vehicle for variable annuity contracts and variable life insurance contracts. As such, the Trust sells its shares to insurance companies and their separate accounts. With respect to various provisions of the Act, the SEC requires that owners of variable annuity contracts and variable life insurance contracts offering underlying mutual funds as investment options for their separate accounts be provided with certain materials and rights similar to those afforded to mutual fund shareholders. 2. The Company. The Company is an Iowa life insurance company. The Company issues variable annuity contracts and/or variable life insurance contracts (the “Contracts”) supported by the Separate Account(s) identified on Schedule A (the “Separate Account”; if more than one, the term “Separate Account” shall apply to each Separate Account subject hereto). The Company has entered into a participation agreement (the “Participation Agreement”) with the Trust and Goldman Sachs & Co. LLC as the Trust’s Distributor (“Distributor”) with respect to the Portfolios listed on Schedule B (the “Funds”). The Participation Agreement governs the Company’s purchases and redemptions of shares of the Trust for the Separate Account supporting the Company’s Contracts, and related matters. 3. Goldman Sachs & Co. LLC. Goldman Sachs & Co. LLC serves as the distributor for the Trust. GSAM serves as the Trust’s investment adviser. GSAM supervises and assists in the overall management of the Trust’s affairs under an Investment Management Agreement with the Trust, subject to the overall authority of the Trust’s Board of Trustees in accordance with Delaware law. Under the Investment Management Agreement, we are compensated for providing investment advisory and certain administrative services. DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 2 4. Administrative Services. You have agreed to assist us, as we may request from time to time, with the provision of administrative services with respect to the Trust, as they may relate to the Separate Account’s purchase and redemption of shares of the Funds. It is anticipated that such services may include (but shall not be limited to) the mailing of Trust reports, notices, proxies and proxy statements and other informational materials to owners of the Contracts supported by the Separate Account; the transmission of purchase and redemption requests to the Trust’s transfer agent; the maintenance of separate records for each owner of a Contract reflecting shares purchased and redeemed and share balances attributable to such Contract Owner in the form of units; the preparation of various reports for submission to the Trust’s Trustees; the provision of shareholder support services with respect to the Funds serving as funding vehicles for the Company’s Contracts; and the services listed on Schedule C. 5. Payment for Administrative Services. In consideration of the services to be provided by you, we shall pay you on a quarterly basis, from our assets, including GSAM’s bona fide profits as investment adviser to the Trust, amounts equal to those described in Schedule D. For purposes of computing the payment to the Company contemplated under this Section 5 for each Fund, the average aggregate net asset value of the relevant shares of the Fund held by the Separate Account over a one-month period shall be computed by totaling the Separate Account’s aggregate investment (share net asset value multiplied by total number of the relevant shares held by the Separate Account) in each Fund on each calendar day during the month, and dividing by the total number of calendar days during such month. The payment contemplated by this Section 5 shall be calculated by GSAM at the end of each calendar quarter and will be paid to the Company within sixty (60) business days thereafter. 6. Nature of Payments. The parties to this Agreement recognize and agree that GSAM’s payments to the Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of the Contracts or of Trust shares and are not otherwise related to investment advisory or distribution services or expenses. The Company represents that these payments are not for or related to administrative services which the Company is required to provide to owners of the Contracts by law or pursuant to the terms of the Contracts. The Parties acknowledge that there are substantial savings in administrative expenses to the Trust by virtue of having a Separate Account as the sole shareholder in a Fund rather than multiple accounts reflecting the Separate Account’s investment. You represent that: • you may legally receive the payments contemplated by this Agreement. • the administrative services provided under this Agreement are not services that the Trust has agreed to perform, provide or pay for under the Participation Agreement. • to the extent required by applicable law, you have taken payments received from GSAM under this Agreement into account in making any determinations pursuant to Section 26(f)(2)(A) and 26(f)(3) of the Act. 7. Term. This Agreement shall remain in full force and effect for an initial term of one year from the date hereof, and shall automatically renew for successive one-year periods DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 3 unless either party notifies the other upon sixty (60) days’ written notice of its intent not to continue this Agreement. This Agreement shall terminate automatically with respect to a Fund upon (i) the redemption of the Separate Account’s investment in the Fund, or (ii) upon termination of the Trust’s obligation to sell shares of a Fund under the Participation Agreement. 8. Representations and Warranties. The Company represents and warrants that: (a) it is an insurance company duly organized and in good standing under Iowa insurance law; (b) its entering into and performing its obligations under this Agreement does not and will not violate its charter documents or by-laws, rules or regulations, or any agreement to which it is a party; and (c) it will keep confidential any information acquired in connection with the matters contemplated by this Agreement regarding the business and affairs of the Trust, GSAM and their affiliates. 9. Interpretation. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws, subject to the following rules: (a) This Agreement shall be subject to the provisions of the Act, and the rules, regulations and rulings thereunder, including such exemptions from that statute, rules and regulations as the SEC may grant, and the terms herein shall be limited, interpreted and construed in accordance therewith. (b) The captions in this Agreement are included for convenience of reference and in no way define or delineate any of the provisions herein or otherwise affect their construction or effect. 10. Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing. Any notice to be provided pursuant to this Agreement is to be made in writing and shall be given: If to GSAM: Marci Green Managing Director Goldman, Sachs Asset Management, L.P. 200 West Street New York, NY 10282 If to the Company: Attn: General Counsel DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 4 Athene Annuity and Life Company 7700 Mills Civic Parkway West Des Moines, IA 50266 or at such other address as such party may from time to time specify in writing to the other party. Each such notice to a party shall be sent by registered or certified United States mail with return receipt requested or by overnight delivery with a nationally recognized courier, and shall be effective upon receipt. 11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. If this Agreement is consistent with your understanding of the matters we discussed concerning your administrative services, kindly sign below and return a signed copy to us. Very truly yours, Goldman, Sachs Asset Management, L.P. By: _________________________________________ Name: Marci Green_______________________________ Title: Managing Director__________________________ Acknowledged and Agreed to: Athene Annuity and Life Company By: ___________________________________ Name: Kent Keim___________________________________ Title: SVP, Alternative Insurance Products DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 5 SCHEDULE A Separate Accounts All current and future Separate Accounts of the Company available for sale through the Contracts. DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 6 SCHEDULE B Funds All available series of Goldman Sachs Variable Insurance Trust, if available according to the series’ current Prospectuses and Statements of Additional Information. DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 7 SCHEDULE C Services Maintenance of books and records - Record issuance of shares - Record transfers (via net purchase orders) - Reconciliation and balancing of the Separate Account at the Trust level in the general ledger, at various banks and within systems interface to the summary of each Contract Owner’s position Fund-related Contract Owner services - Printing and mailing costs associated with dissemination of Trust prospectus to existing Contract Owners - Telephonic support for Contract Owners with respect to inquiries about the Trust (but not inquiries about the Contracts) unrelated to the sales of Contracts or distribution of Trust shares - Trust proxies (solicitation of voting instructions and preparation of materials, inclusive of printing, distribution, tabulation, and reporting) - Printing and mailing costs associated with dissemination of Trust reports and notices to existing Contract Owners Other administrative support - Sub-accounting services - Providing other administrative support to the Trust as mutually agreed between insurer and the Trust - Relieving the Trust of the burden of providing other usual or incidental administrative services provided to individual shareholders DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 8 SCHEDULE D Fees Share Class of the Trust Amounts per annum of the average aggregate net asset value of shares of the Trust held by the Separate Account under the Participation Agreement Money Market Funds1 - Institutional Class 5 basis points (0.05%) for average daily assets between $0 and $100 million 10 basis points (0.10%) for average daily assets in excess of $100 million 1 The fee paid by GSAM to the Company on Money Market Funds may be reduced as described in Schedule E of This Agreement. You agree to be bound by the terms of such Schedule E and agree to any reduction in fees that may occur as described therein. DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 9 SCHEDULE E Goldman Sachs Trust Service Agreements Temporary Service Organization Fee Waiver Re: Supplemental Service Fee Waiver In accordance with the FSQ Funds’ established policies, all or substantially all of the net investment income for each share class of each FSQ Fund is declared as a dividend to shareholders daily. However, there may be times when yields in the U.S. money markets are low and in order to help assure that the investments of your customers in the FSQ Funds earn a daily net return, we may decide when certain conditions arise (discussed below) to waive fees that may typically be paid to you and other Service Organizations under the Supplemental Service Agreements. Methodology for Calculating the Fee Waiver Such fee waivers to Supplemental Service Fees to which you would otherwise be entitled as follows: We will calculate, at our sole discretion, the amount by which your Supplemental Service Fees will be waived for any given share class of any given FSQ Fund for any given month. Such amount shall be referred to as your “Supplemental Service Fee Waiver” for the month, and will be established as described below based on a percentage of the amount by which GSAM must waive its management fee. The rate by which management fees for any given FSQ Fund will be waived shall be calculated on a daily basis (the “Daily Management Fee Waiver Rate”) based on our good faith calculation as to the amount necessary to ensure that the Annualized Yield (as defined below) for any class of such Fund on such day would not be less than 0.01% (or such lower yield as we determine in our sole discretion). At the end of each month, the Trust will calculate an asset-weighted average of each day’s Daily Management Fee Waiver Rate (the “Average Daily Management Fee Waiver Rate”). In order to determine the rate by which your supplemental service fees will be waived in a given month (your “Monthly Supplemental Service Fee Waiver Rate”), the Trust will then multiply the Average Daily Management Fee Waiver Rate for the month by your “Supplemental Service Fee Waiver Percentage” for that particular Fund and share class. Your Supplemental Service Fee Waiver Percentage shall be equal to the annualized Supplemental Service Fee rate otherwise payable to you with respect to a given fund and share class divided by the annualized Management Fee rate payable to Goldman (gross of the Daily Management Fee Waiver Rate). Your Supplemental Service Fee Waiver for the month will then be calculated by applying your Monthly Supplemental Service Fee Waiver Rate to the amount of Supplemental Service Fees to which you would otherwise be entitled. For purposes of the fee waiver described above: (A) “Annualized Yield” will be calculated net of advisory and operating expenses in accordance with the standardized methodology prescribed by the Securities and Exchange Commission in Form N-1A, Item 21(a)(1), except that each Annualized Yield will be calculated for a one-day period rather than a seven-day period. (B) The amount of the daily Supplemental Service Fee Waiver for any given month or share class will, in no event, be greater than the Supplemental Service Fee payable to you with respect to the same share class for the same day, without reference to the Supplemental Service Fees payable to you on such share class for any other day, or to the Annualized Yields of and Supplemental Service Fees payable with respect to any other share class. (C) The Supplemental Service Fees not paid and waived for any day will be final and may not be subsequently recouped by you. DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4

# 1289042 v. 7 10 (D) The waiver of Supplemental Service Fees as set forth above will terminate with respect to a particular share class of an FSQ Fund upon GSAM’s determination that the Annualized Yield is likely to remain above 0.01%, but will thereafter continue in effect with respect to all other share classes as to which this Supplemental Service Fee Waiver has not been so terminated. GSAM may reinstate the payment suspension and Supplemental Service Fee Waiver if it subsequently determines that the Annualized Yield is likely to fall below 0.01%. (E) The waiver of the Supplemental Service Fees as stated herein does not affect or alter in any way any of your other undertakings, if any, to waive such Fees under any provision of the Supplemental Service Agreements. DocuSign Envelope ID: 140978E8-237A-492D-A618-2875680E88D4